Exhibit 5.1

July 15, 2026

Board of Directors Viking Acquisition Corp. I 900 Third Avenue, 18th Floor New York, NY 10022 United States of America

Dear Sirs/Mesdames:

Re:	Form F-4 Registration Statement of Viking Acquisition Corp. I

We have acted as Canadian counsel to Viking Acquisition Corp. I, an exempt company formed under the laws of the Cayman Islands (“SPAC”) in connection with the preparation and filing by SPAC of the Registration Statement (as defined below) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the transactions contemplated by that certain Business Combination Agreement (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”) dated as of April 16, 2026, by and among SPAC, NorthStar Earth and Space Inc. (“NorthStar”), a corporation existing under the Canada Business Corporations Act, as amended (the “CBCA”) and Viking NS Amalgamation Corp. (“NewCo”), a corporation existing under the CBCA and a wholly-owned direct subsidiary of SPAC (the “Business Combination”).

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as set forth below. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed thereto in the Registration Statement.

Pursuant to the Business Combination Agreement,

(a)	SPAC shall transfer by way of continuation from the Cayman Islands to Canada, in accordance with the Cayman Islands Companies Act (As Revised) and the CBCA, respectively, and continue as a corporation existing under the laws of Canada (the “Continuation”);

(b)	following the Continuation, SPAC, NorthStar and NewCo will complete an arrangement (the “Arrangement”) under Section 192 of the CBCA in accordance with the plan of arrangement attached as an exhibit to the Business Combination Agreement (the “Plan of Arrangement”);

(c)	pursuant to the Arrangement, NorthStar will complete the NorthStar Recapitalization and NewCo shall amalgamate with NorthStar (the “Amalgamation”) and NewCo will survive the Amalgamation as a wholly-owned subsidiary of SPAC (the “Amalgamated Company”);

(d)	pursuant to the Arrangement, SPAC will amend its articles to, among other things, redesignate the Viking Class A Shares as New NS Common Shares, create a new class of preferred shares and delete the Viking Class B Shares; and

(e)	upon completion of the Business Combination, New NorthStar (as defined below) will be the issuer of the securities described in the Registration Statement, including the New NS Common Shares, the New NS Public Warrants and the New NS Common Shares issuable upon exercise thereof.

On the Closing Date, pursuant to the Arrangement and following the NorthStar Recapitalization, among other things:

(a)	the PIPE Financing will be consummated by NorthStar pursuant to the PIPE Agreements;

(b)	the Sponsor will transfer an aggregate of 3,000,000 Viking Class B Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

(c)	each then issued and outstanding Viking Class B Share shall be exchanged for one Viking Class A Share;

(d)	the articles of SPAC will be amended to (i) redesignate the Viking Class A Shares as New NS Common Shares, (ii) create a new class of preferred shares and delete the Viking Class B Shares, and (iii) provide that the New NS Common Shares and the preferred shares created pursuant to the Plan of Arrangement will have the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

(e)	NorthStar and NewCo will amalgamate under the CBCA and pursuant to the Amalgamation:

(i)	the Amalgamated Company will become a wholly owned subsidiary of SPAC;

(ii)	each then issued and outstanding NorthStar Ordinary Share (including those issued pursuant to the PIPE Financing) will be exchanged for that number of New NS Common Shares equal to the Exchange Ratio;

(iii)	each then issued and outstanding NorthStar PIPE Warrant (including those issued pursuant to the PIPE Financing) shall be exchanged for one New NS PIPE Warrant to acquire one New NS Common Share at a per share exercise price equal to $11.50, subject to adjustment, in accordance with the Plan of Arrangement; and

(iv)	each then issued and outstanding NorthStar Option shall be exchanged for an option to acquire a number of New NS Common Shares (rounded up to the nearest whole share) equal to (A) the number of NorthStar Ordinary Shares subject to the applicable NorthStar Option multiplied by (B) the Exchange Ratio (the “New NS Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (A) the per share exercise price applicable to the NorthStar Ordinary Shares subject to the applicable NorthStar Option, divided by (B) the Exchange Ratio, in each case in accordance with the Plan of Arrangement and applicable law;

(f)	SPAC will issue 500,000 New NS Common Shares to the Sponsor;

(g)	SPAC will change its name to NorthStar Enterprises Ltd. (“New NorthStar”); and

(h)	the New NS Board and officers will be appointed.

2.	Examinations

In our capacity as Canadian counsel to SPAC, we, together with U.S. counsel to SPAC, and Canadian and U.S. counsel to NorthStar, have participated in the negotiation and preparation of the following documents and have examined originals or copies of the following:

(a)	the registration statement on Form F-4 (File No. 333-297008), containing SPAC’s definitive proxy statement/prospectus, originally filed on June 25, 2026, with the Commission under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)	certain resolutions of the shareholders and directors of each of SPAC, NorthStar and NewCo, as applicable, relating to the Business Combination, Plan of Arrangement and all matters contemplated by the Business Combination Agreement;

(c)	the Business Combination Agreement; and

(d)	the Plan of Arrangement

(collectively the “Documents”).

For the purposes of the opinions expressed herein, we have examined such statutes, public documents and records, certificates and other documents and have considered such questions of law as we have considered necessary or relevant to the opinions expressed herein. In all such examinations, we have assumed the genuineness of signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial, facsimile or true copies or reproductions.

3.	Assumptions and reliance

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had or will have the requisite legal capacity;

(b)	all signatures are or will be genuine;

(c)	all documents submitted to us or which will be submitted to us as originals are or will be, as applicable, complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform or will conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the Business Combination (including, but not limited to, the Continuation, the Arrangement, the NorthStar Recapitalization and the Amalgamation) will be completed on the Closing Date in accordance with the terms of the Business Combination Agreement and Plan of Arrangement;

(f)	the Continuation will be completed in accordance with the CBCA and the Cayman Islands Companies Act (As Revised);

(g)	the Plan of Arrangement will become effective in accordance with its terms and the Certificate of Arrangement will be issued under the CBCA; and

(h)	all New NS Common Shares issuable pursuant to the Arrangement will be issued in accordance with the Plan of Arrangement, the Business Combination Agreement and the articles of SPAC, as amended pursuant to the Arrangement.

We will have relied upon the Documents without independent investigation of the matters provided for in them for the purpose of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder.

We are solicitors qualified to practice law in the Province of British Columbia, Alberta and Ontario (the “Provinces”). We have not made any independent examination of the laws of any jurisdiction other than the Provinces and the federal laws of Canada applicable therein. We express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Provinces and the laws of Canada applicable therein in effect on the date hereof.

4.	Opinions

Based on and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, upon the Closing Date of the Business Combination and performance by all parties of their obligations under the Business Combination Agreement and the Plan of Arrangement:

(a)	the New NS Common Shares to be issued pursuant to the Plan of Arrangement, including the New NS Common Shares issuable to former holders of NorthStar Ordinary Shares (including those issued pursuant to the PIPE Financing) and the Sponsor, will, when issued in accordance with the Plan of Arrangement, the Arrangement and the Business Combination Agreement, be validly issued, fully paid and non-assessable;

(b)	the New NS Common Shares issuable upon exercise of the New NS Public Warrants, if and when issued in accordance with the terms of such warrants and upon payment of the applicable exercise price, will be validly issued, fully paid and non-assessable;

(c)	the New NS Common Shares issuable upon exercise of the New NS PIPE Warrants, if and when issued in accordance with the terms of such warrants and upon payment of the applicable exercise price, will be validly issued, fully paid and non-assessable; and

(d)	the New NS Common Shares issuable upon exercise of the New NS Exchange Options, if and when issued in accordance with the terms of such options and upon payment of the applicable exercise price, will be validly issued, fully paid and non-assessable;

5.	USE OF OPINION

This opinion is being furnished for the sole benefit of the addressee hereof. We assume no obligation to update this opinion after the date hereof. This opinion is issued solely for the purposes of the filing of the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. Subject to the foregoing, this opinion may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/S/ CASSELS BROCK & BLACKWELL LLP